Exhibit 10.4

SEPARATION AGREEMENT
This Separation Agreement (“Agreement”), by and between GSE Systems, Inc., a Delaware corporation (“GSE Systems” or the “Company”) and Kyle J. Loudermilk (“Executive”), is entered on the last date of execution set forth below. The Company and Executive may be referred to individually as a “Party” and, collectively, as the “Parties.” All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Employment Agreement (as defined below).
WHEREAS, the Parties entered into that certain Employment Agreement, by and between the Company and Executive, dated July 1, 2015 (as amended, the “Employment Agreement”) pursuant to which the Company employs the Executive as its Chief Executive Officer and President; and
WHEREAS, the Parties now wish to amicably conclude their employment relationship.
NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and obligations contained herein, the Parties agree as follows:

1.
Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and Executive pertaining to the subject matter hereof, and the employment relationship between the Company and Executive. Other than as set forth in this paragraph, this Agreement shall supersede and replace all prior agreements, whether verbal or written, between the Parties, including but not limited to the Employment Agreement. Notwithstanding the foregoing, Section 6 of the Employment Agreement, which contains certain Non-Competition, Non-Solicitation and Non-Disclosure obligations of Executive, shall survive the termination of Executive’s employment with the Company and shall not be altered, amended or terminated by this Agreement and shall remain in full force and effect. In addition, Executive’s vested rights, governed by the Company’s 401(k) Plan and any award agreements by and between the Company and Executive pursuant to that certain GSE Systems, Inc. 1995 Long-Term Incentive Plan (as amended and restated, “LTIP”), shall remain in full force and effect and shall continue to be governed by the terms of those plan documents unless otherwise modified herein. This Agreement may not be changed, waived, discharged, or terminated except by an instrument in writing signed by each of the Parties hereto.

2.
Employment Status. Executive’s employment with the Company will terminate on May 31, 2024 or such date as agreed by the Parties] (“Separation Date”). The Parties hereby waive the requirement that either Party provide the other with any notice of termination pursuant to the Employment Agreement. Executive shall be paid his regular salary up to and including the Separation Date on or before the next regularly scheduled payday following the Separation Date. At that time, per Company policy, Executive shall also be paid for up to eighty (80) hours of accrued but unused paid time off.

3.
Board of Directors. Contemporaneously with the execution of this Agreement, Executive shall execute all necessary documentation, in a form reasonably satisfactory to the Company, to resign from his positions as a director of GSE Systems and its subsidiaries. Executive hereby confirms that his resignation is not a result of any disagreement on any matter relating to the Company’s operations, policies or practices.

4.
Cooperation. Executive agrees to cooperate in the transition of his responsibilities and to make himself reasonably available to respond to and cooperate with requests for information from the Company and to fully cooperate with the Company on all matters relating to Executive’s employment and the conduct of the Company’s business, including but not limited to any litigation or other matter in which the Company deems that Executive’s cooperation is needed.

5.
Executive Benefits. Executive’s GSE Systems-provided health benefits will terminate as of the Separation Date. Pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will provide Executive with notice of the right to elect to continue his health and welfare insurance coverage, effective on the first of the month following the Separation Date. So long as Executive timely elects to continue his healthcare, dental, and vision benefits pursuant to COBRA, GSE Systems shall pay 100% of the total cost to continue such coverage, including the two percent (2%) COBRA administrative premium, until December 31, 2024. All payments pursuant to this paragraph will be paid directly to the COBRA benefit provider. Thereafter, Executive may continue to receive healthcare coverage pursuant to COBRA at his own expense. All other Company-provided benefits shall end on the Separation Date (including, but not limited to, any entitlement to reimbursements, 401K contribution matches or other benefits). Any conversion or continuation rights for other insurance or benefits plans will be governed by the terms of those plans.

6.	RESERVED
7.
Restricted Share Units. During the course of his employment with the Company, Executive was granted restricted share units (“RSUs”) pursuant to that certain LTIP, which, upon vesting, convert into shares of the Company’s common stock or result in a cash payment of equivalent value. As further consideration for this Agreement, the Parties hereby agree to amend certain Restricted Share Units Agreements by and between the Company and Executive in the manner set forth in that certain Amendment to Restricted Share Units Agreement attached hereto as Exhibit A (the “RSU Amendment”). As set forth in greater detail in the RSU Amendment, (a) certain RSUs awarded to Executive pursuant to the LTIP exceeded the shares available under the LTIP; (b) the Company intends to pursue stockholder approval or ratification of such over-issuance at the 2024 annual meeting of stockholders; and (c) if the stockholders shall fail to approve the over-issuance, the Company shall repurchase the shares comprising and constituting the over-issuance at fair market value as of the date of the annual meeting. If necessary, such repurchase will occur within thirty (30) days of the annual meeting. Executive acknowledges and agrees that any other equity awards or RSUs that have not vested as of the Separation Agreement shall be forfeited as of such date.

8.
No Other Payments. Other than the amounts set forth herein, GSE Systems shall not pay, or cause to be paid, any other money to or for the benefit of Executive. Executive agrees and acknowledges that he has been fully compensated by GSE Systems for all wages, expenses, vacation, benefits, and/or other compensation that he believes he is owed as a result of his employment with GSE Systems.

9.
Revocation Period. Executive acknowledges and agrees that his receipt of the separation benefits described in Paragraphs five (5) through seven (7) (collectively, the “Separation Benefits”) are subject to his execution and non-revocation of this Agreement, and that this Agreement will be neither effective nor enforceable, nor will the Separation Benefits be paid hereunder, unless the Revocation Period (as defined below) expires without his revocation thereof and Executive returns all property belonging to the Company in accordance with Paragraph 11.

10.
Standstill. Executive agrees that, from the date of this Agreement until December 31, 2024, Executive and his Affiliates shall not, in any manner, directly or indirectly, take any of the following actions: (a) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any securities, including any debt securities (“Securities”) of the Company, or beneficial ownership thereof, or any Securities convertible or exchangeable into or exercisable for any Securities of the Company, or beneficial ownership thereof (other than (i) Securities issued pursuant to a stock split, stock dividend or similar corporate action initiated by the Company with respect to any Securities beneficially owned by Executive on the date of this Agreement; (ii) open market purchases made solely for investment purposes and pursuant to applicable securities laws and regulations (including those pertaining to the use of material non-public information), provided that such purchases do not cause the Executive and his Affiliates to beneficially own more than 4.9% of the Company’s issued and outstanding common stock; or (iii) Securities issued by the Company to Executive in consideration of any stock options or RSUs awarded to Executive prior to the date hereof), (b) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) to vote in favor of any proposal for which such solicitation is being made (other than any proposal supported by the Board), or seek to advise any person with respect to the voting of, any voting securities of the Company for any purpose, (c) form, join, advise or in any way participate in a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) with respect to any voting securities of Company or otherwise in any manner agree, attempt, seek or propose to deposit any voting securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, (d) otherwise act, alone or in concert with others, to seek to control, advise or change the management, board of directors, governing instruments, policies or affairs of the Company, (e) disclose any intention, plan or arrangement inconsistent with the foregoing or (f) advise, assist or facilitate the taking of any actions by any other person in connection with any of the foregoing. For this purposes of this Paragraph 10, “Affiliates” shall mean, with respect to Executive, any person that, directly or indirectly, through one or more intermediaries, is in control of, is controlled by, or is under common control of the Executive, where “control” shall mean the power, directly or indirectly, either to vote ten percent (10%) or more of the voting securities of such person or direct or cause the direction of the management and policies of such person, whether by contract or otherwise. For the avoidance of doubt, nothing in this Paragraph 10 shall require the Executive to sell any securities of the Company held or beneficially owned by the Executive as of the Separation Date.

11.
Return of Property. By signing below, Executive confirms that within five days after the Separation Date Executive will return all property belonging to GSE Systems, including but not limited to all keys, credit cards, computer equipment, documents (whether hard-copy or electronic), and software.

12.
General Release of Claims. In exchange for the benefits described above, Executive forever releases and discharges the Company from any claims, rights, or causes of actions of any kind or nature, both known or unknown, up through and including the date Executive signs this Agreement (“General Release”). Executive provides this General Release not only on behalf of himself, but also his heirs, executors, successors and assigns. Executive further agrees that this release and discharge of the Company includes not only GSE Systems, but also any of its current and former parents, subsidiaries, affiliates, joint ventures, their predecessor and successor companies, and with respect to each such entity, all of its past, present and future officers, directors, agents and/or employees (all collectively referred to as the “Released Parties”). This General Release includes, to the maximum extent permitted by law, claims, rights, and causes of action arising: (a) under all federal, state or local laws relating to employment and employment discrimination, termination rights, compensation or benefits, such as, but not limited to, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act (“FMLA”), the Americans with Disabilities Act (“ADA”), the Civil Rights Act of 1866, or the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, (“ERISA”), the Internal Revenue Code, the Fair Credit Reporting Act (“FCRA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), including any amendments and their respective implementing regulations, and all other claims arising under the law of any state or locality, including but not limited to the laws of the State of Maryland; and/or (b) upon any other basis for legal, equitable or administrative relief, whether based on express or implied contract, tort, statute, regulation or other legal or equitable ground, and whether employment-related or not, including but not limited to breach of employment contract, fraud, negligence (including negligent hiring and retention), tort, implied contracts or implied covenants of good faith and fair dealing, and any and all other federal, state and local statutes, cases, authorities or laws providing a cause of action. This General Release also includes a release of all claims, rights or causes of action arising under or pursuant to the Employment Agreement, any amendment to the Employment Agreement or any other promises of compensation of any kind, whether written or oral, from the Company to Executive. The Parties expressly acknowledge and agree that the general release and waiver set forth in this paragraph shall exclude: (1) the rights and obligations contained in or provided for under this Agreement; (2) any right or entitlement that Executive is not allowed by applicable law to waive or release; (3) any right Executive has to file, cooperate in or participate in a charge, complaint or proceeding with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal state or local governmental agency or commission (“Government Agencies); (4) any rights to vested benefits Executive may have under the Company's benefit plans or to any entitlement to continued insurance coverage under COBRA; and (5) any claim that may arise only after the execution of this Agreement. Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Executive acknowledges and agrees that should Executive or any administrative agency or third party pursue any claims on Executive’s behalf, Executive waives his right to any individual monetary recovery; except that this provision does not limit Executive’s ability to recover monies pursuant to the Security and Exchange Commission’s whistleblower incentive award program.

13.
Covenant Not to Sue. Executive further agrees that he will not commence any action or proceeding against any of the Released Parties in any court based upon any claim or right validly released above and if he does, agrees to be liable for damages, attorneys’ fees or costs incurred by any Released Party as a result. If any such action or proceeding is commenced, in whole or in part on his behalf, against of the Released Parties by any third-person, entity or agency in any forum, Executive waives any claim or right in connection with it to any resulting money damages or other personal legal or equitable relief awarded by any court or governmental agency, except that this provision does not limit Executive’s ability to recover monies in any proceedings by or before the Securities and Exchange Commission.

14.
Exculpation; Indemnification; D&O Insurance. In his capacity as a director of the Company, Executive’s liability to the Company and its stockholders has been limited to the maximum extent of Delaware law. Following the Separation Date, Executive will continue to be: (a) entitled to indemnification to the maximum extent provided by Delaware law for claims, causes of action, litigation (and litigation expenses), losses or damages relating to his service as an officer and/or director of the Company; and (b) covered by the terms of the Company’s policies of insurance (in effect from time to time) as it relates to former directors and officers of the Company; provided, however, that Executive will not be indemnified for any action, suit, arbitration or other proceeding (or portion thereof) initiated by Executive, unless authorized by the Board of Directors of the Company.

15.
Representations Concerning Claims. Executive further expressly represents that as of the date that he signs this Agreement, he has not filed any grievances, claims, complaints, administrative charges or lawsuits against the Company or any Released Party. In addition, he also acknowledges and represents that he: (a) has suffered no injuries or occupational diseases arising out of or in connection with his employment with the Company; (b) has received all wages and other forms of compensation of any kind to which he was entitled as an employee of the Company (other than as expressly agreed in this Agreement); (c) has received all leave to which he was entitled under the FMLA; (d) is not currently aware of any facts or circumstances constituting a violation of the FMLA or the Fair Labor Standards Act; and (e) has not engaged in and is not aware of any unlawful conduct relating to the business of the Company.

16.
Non-Disparagement. The Parties agrees that each will not communicate to person, including (but not limited to) any customer, prospective customer, employee, contractor, vendor, agent, stockholder, director, officer, investment banker, financial partner or prospective investor, any adverse, disparaging or derogatory statements or information concerning the other Parties. Notwithstanding the foregoing, this paragraph does not, in any way, restrict or impede Executive from exercising protected rights, including rights under applicable law, including the federal securities laws, such as the Dodd-Frank Act, to the extent that these rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive agrees that Executive shall promptly provide written notice of any such order to GSE Systems, Inc., c/o Chief Executive Officer, 6940 Columbia Gateway Dr., Suite 470, Columbia, Maryland 21046. The Parties further agree to reasonably cooperate with one another with regard to the preparation and release of a press release regarding Executive’s separation from the Company.

17.
Confidential Information. Notwithstanding his employment termination, Executive acknowledges that he has a continuing duty to preserve and protect the confidentiality of the Company’s Confidential Information. "Confidential Information" as defined in the Employment Agreement, includes information that is of value to, and has been obtained or developed by the Company for use in its business, including but not limited to such information that was provided to it by customers or consultants or developed by Executive or others in working for the Company. It includes any type of such information, whether in hard copy or electronic format or communicated orally, that Executive acquired or developed through employment with GSE Systems and that GSE Systems designates or treats as confidential through its policies, procedures and/or practices. Examples of Confidential Information include without limitation the following non-public information:

a. Any files, lists or other information relating to customers, prospective customers, and service providers and compilations of any of the foregoing, including without limitation identity of parties, demographics, contracts, representatives, requirements and needs; data provided by or about prospective, existing, or past customers, correspondence, current and historical proposals, bids and quotes, and contract terms such as pricing, duration, and renewal;
b. Records of government agencies and offices, subcontractors, vendors, suppliers of personnel or material, and contacts with whom the Company has done business or is seeking to do business;
c. Unpublished pricing and financial information, including without limitation financial and business data, product rates and pricing, cost and performance data, pricing factors, profit margin data, discounts, margins, credit terms, quoting practices, tax returns, income, revenue, margins, volume, and profits;
d. Strategic, marketing and research information, including without limitation business plans, strategies, market research data, internal business procedures, controls, competitive intelligence, licensing techniques and practices, vendor, and contractor names and information, contracts, computer system passwords, joint ventures, partnerships, licenses, investors, acquisition targets and/or plans, projections, credit terms;
e. Technical information and proprietary technology and information, including without limitation ideas, inventions, discoveries, the nature and results of research and development activities, drawings, source code, object code and other non-public intellectual property, and all internal sales, marketing, public affairs, software, hardware, programming, operations and finance operating systems and the data therein, and other technology and know-how conceptualized, developed, designed and/or used by the Company;
f. Confidential or proprietary information of customers, contractors, clients, business partners, licensees, and/or other third parties who may have disclosed or entrusted such information to the Company, or to Executive with the expectation that the confidentiality of such information would be maintained. In addition, this includes any confidential information that Executive obtained from third parties while performing services for the Company; and

g. Personnel information pertaining to other employees, including without limitation performance evaluations and salary, bonus and incentive data, names, and skill sets, provided it may, after being lawfully made known, be used for purposes of asserting rights under Section 7 of the National Labor Relations Act.
Executive acknowledges the Company’s Confidential Information is a valuable, special and unique asset and the disclosure of such information will be materially and irreparably damaging to the Company. Therefore, pursuant to Section 6 of the Employment Agreement, Executive agrees that he will not use, disclose, sell, offer for sale, transfer or otherwise exploit or permit others, directly or indirectly to use, disclose, sell, offer for sale, transfer or otherwise exploit, any Confidential Information, other than as authorized by the Company. Executive affirms that he has not and agrees that he will not remove any Confidential Information from the Company’s premises or make copies, download, display, publish, delete without permission, or transfer in whole or in part such materials. Confidential Information does not include any information that Executive can demonstrate, by clear and convincing documentary evidence: (a) was previously known to Executive free of any obligation to keep it confidential; (b) is part of Executive’s acquired general work skills or is readily ascertainable such as through reference to general library sources; (c) has been or which becomes generally known to the public through no wrongful act by Executive; (d) was rightfully received from a third party, who is under no obligation of confidence to GSE Systems; or (e) was independently developed by Executive outside of the scope of his employment and without resort to information that has been disclosed in connection with Executive’s employment or use of Company resources. Further, Executive may disclose any of the Confidential Information to a third party where the Company has consented in writing to such disclosure; or to the extent required by law or by the request or requirement of any judicial, legislative, administrative, or other governmental body, however, Executive will first have given prompt notice to the Company of any possible or prospective order (or proceeding pursuant to which any order may result), and the Company will have been afforded a reasonable opportunity to prevent or limit any disclosure.
Notwithstanding the foregoing, nothing in this Agreement or the Employment Agreement prohibits Executive from exercising a specifically protected legal right to disclose information to a government agency, regulator or other legal authority concerning possible violation of law or regulation, provided that consistent with applicable law, all reasonable efforts are made to safeguard against further or broader disclosure or re-disclosure than is necessary for the purpose and that no information is disclosed that was obtained through a communication subject to the attorney-client or other applicable privilege of GSE Systems unless disclosure would nonetheless still be permitted by applicable law. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Executive also is hereby advised that he shall not be criminally or civilly liable under any federal or state trade secret law for, and nothing herein prohibits, the disclosure of a trade secret or Confidential Information that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if Executive files a lawsuit for retaliation by GSE Systems for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
Executive further covenants that he has returned all Confidential Information belonging to the Company, whether in electronic or document form and that he shall not use such information for his own benefit or for the benefit of any third party. The enforcement provisions in Section 6(f) shall remain in full force and effect with respect to the obligations herein and in the Employment Agreement.

18.
Severability. Each provision of this Agreement shall be considered severable. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

19.
Governing Law. This Agreement and its Exhibit(s) have been entered into in and will be interpreted and enforced in accordance with the laws of the State of Maryland, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction.

20.
Arbitration. Except as set forth in Paragraph 21, any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS or AAA, pursuant to JAMS’s Streamlined Arbitration Rules and Procedures or the equivalent AAA procedures, and initiated in Columbia, Maryland. Any arbitral award determination shall be final and binding upon the Parties.

21.
Equitable Relief. Notwithstanding Paragraph 20, in the event of a breach or threatened breach by the Executive of Section 6 of the Employment Agreement, which has been incorporated herein by reference, or Paragraph 17 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from U.S. District Court for the District of Maryland (or if such court lacks jurisdiction, the Circuit Court for Howard County, Maryland). The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

22.	No Admission. Nothing in this Agreement shall be considered an admission of any breach, wrongdoing, negligence, retaliation or discrimination on the part of either Party.

23.
JURY TRIAL WAIVER. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

24.
No Assignment. Executive represents and warrants that he has not directly or indirectly assigned, encumbered, or otherwise transferred any interest in any complaint, charge, action, suit, debt, claim, or demand intended to be included in and/or discharged by this Agreement. This Agreement shall be binding upon Executive, Executive’s heirs, and personal representatives. This Agreement may not be assigned by Executive. This Agreement shall inure to the benefit of and shall be binding on the Company, as well as its present and future affiliates, parents, subsidiaries, successors, and assigns.

25.
Voluntary Agreement. By voluntarily executing this Agreement, the Parties confirm that: (a) they have had the opportunity to have the Agreement explained to them by their respective attorneys; (b) in executing this Agreement, they are relying upon their own judgment and the advice of their respective counsel, and not on any recommendations or representations by any opposing party, opposing counsel, or representatives; and (c) they understand and do hereby accept all of the terms and conditions of this Agreement as resolving fully and finally all differences, disputes, and claims that are within the scope of the Agreement.

26.
Expenses; Attorney’s Fees. Each Party hereto shall bear all of their own expenses and attorneys’ fees and costs in connection with this Agreement. If any action, of any kind, is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to an award of its reasonable attorneys’ fees and costs, at all levels, including appeals.

27.	Effective Date. This Agreement shall become binding on the date it is signed by both the Parties.

28.
Counterparts. This Agreement may be executed electronically in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same legally recognized instrument.

THIS IS A GENERAL RELEASE AND WAIVER OF CLAIMS. YOU ARE ADVISED TO CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING.

[Remainder of the Page Blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date last set forth below.

Executive:

/s/ Kyle J. Loudermilk (seal)	4/30/2024
Kyle J. Loudermilk	Date

GSE Systems, Inc.

/s/ Kathryn O’Connor Gardner (seal)	4/30/2024
Name: Kathryn O’Connor Gardner	Date
Title: Chair of the Board of Directors